Evolus Expands Role of Chief Medical Officer Rui Avelar, MD with Appointment as Head of R&D

Irvine, Calif., August 15, 2018 - Evolus, Inc. (NASDAQ: EOLS), a company dedicated to aesthetic medicine, today announced the appointment of Chief Medical Officer Rui Avelar, MD, as Head of Research & Development (“R&D”), effective immediately. Dr. Avelar will retain his title and responsibilities as Chief Medical Officer as his role expands to lead the Company’s R&D initiatives.

David Moatazedi, President and Chief Executive Officer of Evolus, commented, “I am pleased to announce the expansion of Rui’s responsibilities.  Rui has extensive experience in developing medical aesthetic products covering both devices and pharmaceuticals.  His wide breadth of clinical expertise as a physician along with his depth of knowledge surrounding the aesthetic category will further position Evolus to continue to drive innovation in the category.  Most recently, our R&D team refiled our Biologics License Application with the U.S. Food and Drug Administration ahead of our planned timeline and I am confident that Rui’s contributions will continue to allow us to deliver on future projects as we look to grow our R&D portfolio.”

Dr. Avelar’s appointment is concurrent with the transition of Evolus founder J. Christopher Marmo, Ph.D., out of Evolus from his role as Chief Operating Officer. Dr. Marmo was previously responsible for leading the Company’s R&D team.

About Evolus, Inc.

Evolus is a company dedicated to aesthetic medicine focused on providing physicians and their patients with expanded choices in aesthetic treatments and procedures.  Evolus’ lead candidate DWP-450, also known by the chemical name prabotulinumtoxinA, is a 900 kDa purified botulinum toxin type A complex that is being evaluated for the treatment of moderate to severe glabellar lines in adult patients.

Forward-Looking Statements

Statements made in this press release that relate to future plans, events, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expect,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed,” and similar words.  While these forward-looking statements are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in Evolus’ periodic filings with the Securities and Exchange Commission, including factors described in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2017; its Quarterly Report on Form 10-Q for the Quarter ended June 30, 2018, as filed with the Securities and Exchange Commission on March 29, 2018, May 10, 2018 and August 2, 2018, respectively, all of which are available online at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Evolus undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Evolus Contacts:

Investor Contact:
Brian Johnston, The Ruth Group
Tel: +1 646-536-7028
Email: IR@Evolus.com

Media:
Kirsten Thomas, The Ruth Group
Tel: +1-508-280-6592
Email: kthomas@theruthgroup.com